As filed with the Securities and Exchange Commission on September 25, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 19, 2012

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 19, 2012, B&G Foods North America, Inc., a wholly owned operating subsidiary of B&G Foods, Inc., Chipita America, Inc. and Chipita S.A. entered into an asset purchase agreement.  Pursuant to the terms of the asset purchase agreement, B&G Foods North America has agreed to purchase certain assets of the New York Style and Old London businesses from Chipita America for a purchase price of $62.5 million in cash, subject to a post-closing adjustment based upon working capital of the business at closing.  Chipita S.A., the parent of Chipita America, has provided to B&G Foods North America a guarantee of Chipita America’s obligations under the asset purchase agreement.

As part of the acquisition, B&G Foods North America will acquire a manufacturing facility in Yadkinville, North Carolina with approximately 250 employees.  The purchased assets also include certain intellectual property, business and customer information, contracts, inventory and equipment.

The asset purchase agreement contains customary representations, warranties, covenants and indemnification provisions, including an agreement for B&G Foods North America and Chipita America to provide the other with certain transition services for up to three months following the closing date.  Subject to the satisfaction of customary closing conditions set forth in the asset purchase agreement, B&G Foods expects the acquisition to close during the fourth quarter of 2012.

None of B&G Foods, B&G Foods North America or any of their affiliates, or any director or officer of B&G Foods or B&G Foods North America, or any associate of any such director or officer has any material relationship with Chipita America or Chipita S.A.

The asset purchase agreement has been filed as Exhibit 2.1 to this report to provide investors and securities holders with information regarding its terms.  It is not intended to provide any other factual information about the parties to the asset purchase agreement or the New York Style or Old London brands.  The asset purchase agreement contains representations and warranties that the parties to the asset purchase agreement made solely for the benefit of each other.  The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the asset purchase agreement.  In addition, these representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors and securities holders, and (iii) were made only as of the date of the asset purchase agreement or as of such other date or dates as may be specified in the asset purchase agreement.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the asset purchase agreement, which subsequent information may or may not be fully reflected in B&G Foods’ public disclosures.  Investors and securities holders are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

Item 7.01.  Regulation FD Disclosure.

On September 19, 2012, B&G Foods issued a press release announcing the execution of the asset purchase agreement described above.  The information contained in the press release, which is attached to this report as Exhibit 99.1, is incorporated by reference herein and is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

2.1

Asset Purchase Agreement, dated as of September 19, 2012, among Chipita America, Inc., B&G Foods North America, Inc., and, for purposes of Articles X and XI thereof only, Chipita S.A. In accordance with the instructions to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Asset Purchase Agreement are not filed herewith. The Asset Purchase Agreement identifies such schedules and exhibits, including the general nature of their content. B&G Foods undertakes to provide such schedules and exhibits to the SEC upon request.

99.1	Press Release dated September 19, 2012, furnished pursuant to Item 7.01

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: September 25, 2012	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary